Exhibit 99.1

Tier Technologies, Inc. 10780 Parkridge Blvd., Suite 400 Reston, VA 20191

CONTACT:
Matt Brusch, Director of Communications
mbrusch@tier.com
(571) 382-1048

Tier Announces Receipt of Delisting Determination from Nasdaq

RESTON, Va., May 24, 2006 – Tier Technologies, Inc. (NASDAQ: TIERE), (“Tier” or the “Company”), announced today that on May 23, 2006, the Company received a notification from the Nasdaq Listing Qualifications Hearings Panel (the “Panel”) informing it of the Panel’s determination to delist the Company’s securities, effective at the open of business on Thursday, May 25, 2006. In reaching its determination, the Panel cited: 1) concerns about the quality and timing of the Company’s communications with the Panel and the public regarding an independent investigation performed by the Audit Committee of Tier’s Board of Directors; and 2) the Company’s failure to file its Annual Report on Form 10-K for fiscal year 2005 or its Quarterly Reports on Form 10-Q for the first two quarters of fiscal year 2006, as required by Nasdaq Marketplace Rule 4310(c)(14).

As allowed under Nasdaq Marketplace Rule 4807, the Company intends to request that the Nasdaq Listing and Hearing Review Council (the “Listing Council”) review the Panel’s determination. There can be no assurance that the Listing Council will modify or reverse the Panel’s determination to delist the Company’s securities.

The Company expects its common stock to be quoted on the Pink Sheets beginning on May 25, 2006 under the symbol TIER or TIER.PK.

About Tier

Tier Technologies, Inc. (NASDAQ: TIERE) offers a diversified array of innovative business and financial transaction processing solutions. Headquartered in Reston, Virginia, Tier’s clients include more than 2,200 federal, state, and local governments, educational institutions, utilities and commercial clients in the U.S. and abroad. Tier provides information technology solutions, and through its Official Payments Corp. subsidiary, delivers payment processing solutions for a wide range of markets. From designing, installing and maintaining cutting-edge public sector software systems, to delivering fast, secure and convenient financial transaction processing solutions, Tier provides integrated information solutions that solve problems while balancing innovation with practicality. For more information, see www.tier.com and www.officialpayments.com.

Statements made in this press release that are not historical facts, including statements regarding expectations for future revenues, earnings, and expenses, are forward-looking statements that are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Tier undertakes no obligation to update any such forward-looking statements.

Each of these statements is made as of the date hereof based only on current information and expectations that are inherently subject to change and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors. For a discussion of the factors which may cause our actual events or results to differ from those projected, please refer to the Company’s annual report on Form 10-K for the year ended September 30, 2004, our most recent quarterly report on Form 10-Q for the quarter ended June 30, 2005, as well as other filings with the SEC.

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